Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 001-35377) of Inergy Midstream, L.P. of our reports dated November 20, 2012, with respect to the consolidated financial statements and schedule of Inergy Midstream, L.P. included in this Annual Report (Form 10-K) of Inergy Midstream, L.P. for the year ended September 30, 2012.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

November 20, 2012